EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

(Rising Tide Properties)

This PURCHASE AND SALE AGREEMENT (the “Agreement”) by and between RISING TIDE DEVELOPMENT, LLC, a Delaware limited liability company (“Seller”) and U-STORE-IT, L.P., a Delaware limited partnership (“Purchaser”) is effective as of August 6, 2007 (the “Execution Date”).

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DESCRIPTION OF PROPERTY

1.1. Purchase and Sale.

Seller hereby agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and subject to the conditions contained herein, those certain fourteen (14) parcels of real property described as follows:

(i) The parcel of real property, together with all Improvements (defined herein) located thereon and known for street numbering purposes as 1531 Montiel Road, in the City of Escondido, San Diego County, California;

(ii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 28401 Rancho California Road, in the City of Temecula, Riverside County, California;

(iii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 2020 Mt. Baldy Drive, in the City of Riverside, Riverside County, California;

(iv) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 4309 Ehrlich Road, in the City of Tampa, Hillsborough County, Florida;

(v) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 8585 Touchton Road, in the City of Jacksonville, Duvall County, Florida;

(vi) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 11570 Beach Boulevard, in the City of Jacksonville, Duvall County, Florida;

(vii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 8121 Point Meadows Drive, in the City of Jacksonville, Duvall County, Florida;

(viii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 1201 N. State Road 7, in the City of Royal Palm Beach, North Palm Beach County, Florida;

(ix) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 12701 SW 124th Street, in the City of Kendall, Miami-Dade County, Florida;

(x) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 6550 SW 160th Avenue, in the City of Southwest Ranches, Broward County, Florida;

(xi) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 3024 Plummer Cove Road, in the City of Jacksonville, Duvall County, Florida;

(xii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 105 Old Peachtree Road, in the City of Suwanee, Gwinnett County, Georgia;

(xiii) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 55 Commercial Street, in the City of Medford, Middlesex County, Massachusetts; and

(xiv) The parcel of real property, together with all Improvements located thereon and known for street numbering purposes as 15910 Pearl Road, in the City of Strongsville, Cuyahoga County, Ohio;

as each of the aforementioned parcels is more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, which Exhibit is subject to update during the Inspection Period (the “Land”), together with all buildings (including, without limitation, heating, ventilation, air conditioning and other building systems), structures, fixtures, parking areas, sidewalks, landscaping and improvements owned by Seller and now located on the Land (collectively referred to as the “Improvements”), (the Land, the Improvements, all appurtenances pertaining thereto, and all rights, title and interest of Seller in and to any riparian rights, easements, licenses, privileges, adjacent streets, roads, alleys, strips, gores or rights of way pertaining to the Land are hereinafter collectively referred to as the “Premises”), and together with:

(a) All tangible personal property upon the Land or within the Improvements, including, without limitation, furniture, carpeting, draperies, equipment, appliances, machinery, tools and supplies, furnishings, computer hardware, signage, inventory and other types and items of personal property affixed thereto, located thereon or used in connection with the operation of the Premises owned by Seller (the “Personal Property”). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business and shall not include any items of personal property owned by any tenants of the Premises (the “Tenants”) and any items of personal property owned by third parties and leased to Seller; and

(b) All of Seller’s right, title and interest in and to all assignable leases, tenancy, occupancy or storage agreements in and for all or any portion of the Premises (collectively, the “Leases”), together with all refundable security or other deposits and prepaid rents made pursuant to such Leases (the “Tenant Deposits”);

(c) All of Seller’s right, title and interest in and to the Assumed Service Contracts (hereinafter defined), including, without limitation, all leasing, service, supply and maintenance contracts relating to the Premises; and

(d) Any of Seller’s right, title and interest in any intangible personal property used in connection with the Premises and the business operated thereon; any assignable permits, assignable approvals, assignable utility rights, assignable developmental rights, assignable warranties, and assignable guaranties, to the extent in Seller’s possession or on the Premises: any plans and specifications and any other architectural and engineering drawings for the Improvements, any surveys, engineering reports and other technical information relating to the Land; any of Seller’s right, title and interest in any licenses, franchises, computer software, logos, tradenames, trademarks, servicemarks, telephone numbers and advertising materials (except any of the aforementioned containing the name “Rising Tide”); any goodwill associated with the Premises; any insurance proceeds and condemnation awards or claims thereto with respect to occurrences or proceedings commencing after the Execution Date, and all books and records used in connection with the Premises and the business operated thereon, excluding the minute books and other similar books and records of Seller that constitute corporate records or tax returns (collectively, the “Intangibles”).

The Premises, Personal Property, Leases, Tenant Deposits, Assumed Service Contracts and Intangibles are hereinafter sometimes collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

2.1. Purchase Price.

The total purchase price for the Property shall be One Hundred Twenty-One Million and 00/100 Dollars ($121,000,000.00) (the “Purchase Price”), together with all Personal Property, Leases, Tenant Deposits, Assumed Service Contracts and Intangibles relating thereto.

2.2 Payment of Purchase Price.

Purchaser shall pay to Seller at Closing (defined herein) the Purchase Price, subject to adjustments and credits as set forth in this Agreement, either (a) in cash, cashier’s check or wire transfer of immediately available funds (U.S. Dollars) or (b) such other method as is approved by Seller. In the event payment is made by wire transfer, sums shall be deemed paid by Purchaser when receipt of the wire transfer is acknowledged by a financial institution designated by Seller as the recipient.

ARTICLE III

CONTINGENCY

3.1 The Purchaser’s and Seller’s obligations hereunder are subject to the satisfaction of the following condition precedent (the “Condition Precedent”) by Tuesday, August 7, 2007 at 5:00 P.M. EST: approval by the majority of the Board of Trustees of Purchaser’s general partner of (a) the acquisition of the Property; (b) the Settlement Agreement to be executed by Purchaser and Seller and other related parties concurrently herewith (the “Settlement Agreement”); and (c) the Property Management Termination Agreement, the Marketing Services Termination Agreement and the Option Termination Agreement to be executed by Purchaser and Seller and other related parties concurrently herewith (the “Termination Agreements”). Purchaser shall deliver written notice to Seller that the Condition Precedent has been met by Tuesday, August 7, 2007 at 5:00 P.M. EST, and if no such notice is delivered by such date and time, Seller may immediately terminate this Agreement, with Purchaser having no right to cure.

ARTICLE IV

INSPECTION

4.1. Duration.

Purchaser shall have the right, subject to the terms herein, during normal business hours and at such other times upon reasonable notice for a period commencing on the Execution Date and ending at 5:00 p.m. EST on August 17, 2007 (the “Inspection Period”) to enter upon the Premises to inspect and investigate the Property to determine whether or not the same is satisfactory to Purchaser, in Purchaser’s sole discretion. If Purchaser provides written notification to Seller on or before the expiration of the Inspection Period that, based upon Purchaser’s due diligence investigation, the Property is unsuitable for purchase by Purchaser or that any of the Conditions Precedent has not been satisfied, then this Agreement shall terminate, and neither of the parties hereto shall have any further rights or obligations under this Agreement whatsoever, except for any such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Purchaser does not provide such notice to Seller on or before the expiration of the Inspection Period, the Property shall be considered satisfactory to Purchaser, the Conditions Precedent shall be deemed satisfied or waived, and Purchaser shall be obligated to purchase the Property on the terms and conditions set forth herein.

Purchaser may extend the Inspection Period until 5:00 p.m. EST on September 7, 2007, if Purchaser provides written notification to Seller electing such extension. The Inspection Period may not be extended beyond September 7, 2007, without a written amendment to this Agreement signed by Purchaser and Seller.

4.2 Entry and Inspection.

During the Inspection Period, subject to the rights of tenants, Seller shall make the Property available for inspection by Purchaser, Purchaser’s employees, agents and contractors, during normal business hours and at such other times upon reasonable notice but in no event less than twenty-four (24) hours advance notice. During the Inspection Period, Purchaser may, at Purchaser’s sole risk and expense, undertake a complete physical inspection of the Premises as Purchaser deems appropriate; provided, however, that (a) any such inspection does not cause any permanent damage to the Premises and (b) Purchaser shall not conduct or allow any intrusive inspection of the Premises without Seller’s prior written consent, which Seller hereby agrees not to unreasonably withhold, condition or delay. Notwithstanding anything contained in this Section 4.2 to the contrary, Seller hereby consents to any customary Phase I environmental inspection of the Premises. In addition, with the exception of privileged communications and materials, Purchaser shall have the right to review at the Premises any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Premises, that are on the Premises, including, without limitation, rent rolls, financial and operating statements for the last three (3) years, structural engineering studies, environmental studies, those service contracts or agreements pertaining to the use, operation or maintenance of the Property (the “Service Contracts”), plans and specifications, tenant lease files, and other general records relating to the income and expenses of the Premises. During the Inspection Period, Purchaser shall obtain an appraisal of the fair market value of the Property (the “Appraisal”).

All such inspections, investigations and examinations shall be undertaken at Purchaser’s sole cost and expense. Prior to conducting any examination of the Premises, Purchaser shall provide Seller with a certificate of insurance confirming that Purchaser maintains a comprehensive general liability policy with coverage in an amount of not less than $1,000,000.00. Purchaser will coordinate all on-site inspections with Seller so that Seller shall have the option of having one of Seller’s representatives present at any and all on-site inspections, provided, however Seller’s representative shall not unreasonably disturb Purchaser’s investigations. Purchaser shall direct all communications to Seller’s designated management representatives and not to Seller’s on-site employees. After completing any inspections, Purchaser shall restore the Property to substantially the condition that existed immediately prior to said inspection and repair any damage caused by Purchaser’s inspections, and Purchaser hereby agrees to indemnify and hold Seller harmless from any and all claims made or causes of action brought against Seller or the Property to the extent resulting from the activities of Purchaser or any of Purchaser’s agents or servants in conducting any of the inspections, investigations or examinations on the Premises; provided, however, Purchaser shall have no liability to Seller under this Section 4.2 for pre-existing conditions upon the Property.

Purchaser agrees not to unreasonably disrupt the business operations on the Premises or any of the tenants during the term of this Agreement and Purchaser further agrees not to disclose to any third party any non-public information contained in books of account, customer lists or any other proprietary information provided to Purchaser by Seller, except to Purchaser’s agents, contractors, accountants, attorneys, lender and otherwise as may be necessary or desirable for the purposes of this transaction or as may be otherwise required by law, without the express prior written consent of Seller.

Neither Purchaser, nor any employee or agent of Purchaser, shall report any non-public data, results, or work product obtained or produced in connection with Purchaser’s inspection and examination of the Property to a municipal, state, or federal government or agency or any other administrative agency, or any other third party, except as required by Purchaser in order to evaluate the Property or to comply with legal requirements and duties, without the written permission of the Seller.

Seller shall reasonably cooperate with Purchaser in its due diligence review and investigation of the Property and shall direct its employees and agents to reasonably cooperate with Purchaser in such review and investigation. Except as otherwise set forth in Article VI, Seller assumes no responsibility for the accuracy or completeness of any statement or other matter contained in any of the documents or records used by Purchaser to assist Purchaser in making its inspections, investigations or tests with respect to the Premises.

The terms of this Section 4.2 shall survive the Closing or the termination of this Agreement, as applicable.

4.3 Seller’s Deliveries.

Seller shall deliver to Purchaser (or make available to Purchaser for Purchaser’s review or copying, at Seller’s principal office or at the Premises) within five (5) days after the Execution Date (unless otherwise set forth below) copies of the following (collectively, the “Property Information”):

(a)	Copies of the Service Contracts;

(b)	Copies of any licenses, business and use permits and certificates of occupancy held in respect to the Property;

(c)	Copies of such other documents in Seller’s possession that Purchaser may reasonably request in connection with the Property; and

(d)	Any termite infestation reports with respect to each building located on the Premises in Seller’s possession, together with any termite contracts in effect with respect to the Premises and copies of any existing termite bonds.

Notwithstanding the above, Seller shall only be required to make available the Property Information, to the extent not otherwise in the possession of Purchaser’s affiliates.

Except as otherwise set forth in Article VI, Purchaser acknowledges and agrees that Seller makes no representations or warranties, express or implied, regarding the Property Information, including, without limitation, with respect to the qualifications of the parties having prepared such materials, or the accuracy or completeness of such Property Information, or Purchaser’s right to rely on any such Property Information.

4.4 Securities Law Matters.

Purchaser acknowledges that (i) its affiliate manages the Premises on behalf of Seller pursuant to that certain Property Management Agreement by and between YSI Management, LLC and Seller dated October 27, 2004 and (ii) its affiliate provides marketing and other services to the Premises on behalf of Seller pursuant to that certain Marketing and Ancillary Services Agreement by and between U-Store-It Mini Warehouse Co. and Seller dated October 27, 2004. As a result of the foregoing, Purchaser has maintained the books and records of the Premises and all related information with respect to the Premises. At Purchaser’s request, at any reasonable time before or after the Closing with reasonable prior notice, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Premises that are in Seller’s possession or Seller shall give its permission to Purchaser’s affiliates to provide access to such auditor to the book and records of the Premises and all related information with respect to the Premises for (i) the period for which Purchaser or its general partner is required to have the Premises audited under the regulations of the Securities and Exchange Commission and (ii) any subsequent period required to be presented in the registration statement(s) and filings of Purchaser’s general partner, and Seller shall provide to such auditor a representation letter in substantially the form of Exhibit “B” attached hereto in connection with the audit of the Premises in accordance with generally accepted auditing standards (“Audit”). In addition, Seller shall have its accountants or Seller shall give permission to Purchaser’s affiliates, at Purchaser’s expense and on terms and conditions mutually acceptable to Seller’s accountants and Purchaser to reformulate the audited financial statements of Seller with respect to the Premises in order to generate audited financial statements and related audit reports required to be included in registration statement(s) and filings with respect to the Premises. The provisions of this paragraph shall survive the Closing.

ARTICLE V

TITLE AND SURVEY

5.1. Initial Title and Survey Review.

On or before ten (10) days after the Execution Date (the “Initial Title and Survey Delivery Date”), Purchaser shall deliver to Seller copies of those certain Commitments for Title Insurance issued by Chicago Title Insurance Company (the “Title Company”) for each of the fourteen (14) parcels of Land described in Section 1.1 hereof (the “Title Commitments”). On or before the expiration of the Inspection Period, Purchaser shall deliver to Seller copies of the surveys on each of the fourteen (14) parcels of Land described in Section 1.1 hereof (the “Surveys”). In the event Purchaser determines in its sole but reasonable discretion that there exist any matter(s) included in the Title Commitments and/or shown on the Surveys that are reasonably objectionable to Purchaser, Purchaser’s sole remedy shall be to terminate this Agreement by reason of such objection(s) by giving written notice to Seller on or before the expiration of the Inspection Period, in which event this Agreement shall be deemed terminated and the parties hereto shall be relieved of all further obligations and liabilities under this Agreement other than those that are expressly stated to survive the termination of this Agreement. Seller shall have no obligation to take any action or expend any money to remove any exceptions to title or survey revealed during Purchaser’s due diligence and investigation of the Premises (such exceptions, other than the Mandatory Removal Liens (defined herein) and any exceptions that the Title Company agrees to remove, or to affirmatively insure-over, at or prior to Closing, or Seller agrees to cure, are hereinafter referred to as the “Permitted Exceptions”); provided, however, that notwithstanding the foregoing, Seller shall be obligated to remove from record (by bonding or otherwise) any of the following affecting the Premises as of the Closing Date: (w) any easements or rights of way with respect to the Premises (other than easements benefiting the Premises which do not materially adversely affect the Premises) granted by Seller after the date hereof and any agreements affecting title to the Premises, entered into by Seller after the date hereof, in either case, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld or delayed; (x) liquidated, final, non-appealable liens or judgments against Seller and materially adversely affecting the Premises; (y) any mortgage or other security interest entered into by Seller; or (z) any mechanic’s or materialman’s lien and any judgment docketed against the Premises, in any case resulting from the non-payment by Seller of any sums alleged to be due and owing by Seller to a contractor or materialman (collectively, the “Mandatory Removal Liens”).

5.2 Updated Title Report and Survey.

Notwithstanding the foregoing, Purchaser shall have until the Closing Date, to review any title exceptions or survey matters newly disclosed by any updates to the Title Commitments (an “Updated Title Report”) issued by the Title Company or by an update to the current surveys or a new survey (any such update to the Surveys or a new survey is herein called a “New Survey”, and such newly disclosed title exceptions or survey matters that would materially adversely affect the use or value of the Premises, (“Additional Exceptions”). If Seller does not elect to have removed or insured over any Additional Exceptions to which Purchaser objects, or fails to cure, any Additional Exception which it shall have elected to cure, Purchaser shall have the right to elect, in writing, at or prior to the Closing, either (1) to terminate this Agreement, in which event this Agreement shall terminate, and neither party shall have any further rights, obligations or duties under this Agreement, or (2) to accept title to the Property subject to such Additional Exceptions. If Seller does timely so cure or arrange for insurance over the objections, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any objections that it may have made and thereby to preserve this Agreement in effect. If Purchaser does not elect to terminate the Agreement as provided above, the Additional Exceptions will be deemed to be Permitted Exceptions. Purchaser agrees to promptly deliver to Seller copies of any and all Updated Title Reports and New Surveys, as applicable, upon Purchaser’s receipt thereof.

ARTICLE VI

REPRESENTATIONS OR WARRANTIES BY SELLER

6.1. Seller’s Representations and Warranties.

Seller hereby represents, warrants, and covenants to Purchaser that the following are true and correct as of the Execution Date, and such representations and warranties shall be deemed to be remade as of the Closing Date:

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to transact business in the States in which the Premises are located, except where the failure to be so qualified should not have a material adverse effect on the Premises.

(b) Seller has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors’ rights generally.

(c) No consent, approval, permit or order of, nor filing with, any individual, partnership, corporation, trust or other entity, governing agency or political subdivision is required in connection with: (i) the execution, delivery, and performance by Seller of this Agreement or (ii) the consummation by Seller of the transactions contemplated hereby; other than such consents, approvals, permits or orders that have been obtained or will be obtained prior to the Closing Date.

(d) To Seller’s knowledge, none of the execution, delivery and performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will be in conflict with, or constitute a default (or an event or condition which, with notice of lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation or imposition of any lien or encumbrance under, any agreement, note, mortgage or other instrument to which Seller is a party or which Seller may be bound or subject, or, to Seller’s knowledge, violate any court order or decree binding upon such party.

(e) Except for the pending litigation among the Purchaser and Seller and their affiliates and principals styled U-Store-It Trust, et al. v. Rising Tide Development, et al., Case No. 07-625562, and Todd Amsdell v. U-Store-It Trust, et al., Case No. 07-626345, in the Cuyahoga County Court of Common Pleas, Cleveland, Ohio, there is no litigation or proceeding, judicial or administrative, pending, or to the knowledge of Seller, threatened, materially affecting the Seller, the ability of Seller to consummate the transactions contemplated hereby, or the value or use of the Premises. To Seller’s knowledge, without inquiry or investigation, Seller has not received any written notice of any material violation of applicable law that would have a material adverse effect on the use or value of the Property, except to the extent that Purchaser or any of Purchaser’s affiliates have been notified of any such violation, by an independent third party or governmental agency or officer.

(f) Seller has good title in fee simple to the Premises, free and clear of all liens and encumbrances except the Mandatory Removal Liens; all easements, reservations, restrictions, covenants and conditions of record in the recording office of the situs of each parcel of Land; zoning ordinances; taxes and assessments not yet due and payable; encroachments or other survey matters which do not materially adversely affect use or value of the Premises; and rights of tenants/occupants in possession, and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Premises, except for the rights of occupancy set forth in the Leases.

(g) To Seller’s knowledge, Seller has received no written notice of any proceeding or inquiry pending before or by any governmental authority with respect to the presence of any hazardous materials on the Premises or their migration from or to other property, and to Seller’s knowledge (except as may be provided or disclosed in any of the environmental reports listed on Exhibit G, all of which have been in the possession of Purchaser or any of Purchaser’s affiliates prior to the Execution Date), no hazardous materials, in violation of applicable environmental laws, were stored or generated on or released from or are present on the Premises. The foregoing representations and warranties shall be deemed to be remade as of the Closing Date, except to any extent otherwise notified by Seller to Purchaser. As used herein, the term “hazardous material” shall mean any hazardous, toxic, radioactive or dangerous waste, substance or material defined as such in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), The Resource Conservation Recovery Act (“RCRA”), the Superfund Amendment Reauthorization Act (“SARA”), any so-called superfund or superlien law or any other applicable federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now in effect, and any petroleum product. As used in this Section 6.1(g) only, “Seller’s knowledge” shall mean the actual knowledge of Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell (the “Amsdells”) without any requirement to make an inquiry or investigation, including, but not limited to, no requirement (i) to review the files or other documents in the possession of each of the Amsdells or of which each of the Amsdells is aware or (ii) to inquire of employees of the Seller or its affiliates who have primary responsibilities pertinent to such inquiry and access to information in the possession of Seller or its affiliates and responsive thereto.

(h) Seller has no knowledge of any violation by Seller [or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date] of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(i) Seller is not an entity with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, statutes, executive orders or other governmental action, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

(j) No bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending, or to Seller’s actual knowledge, without any inquiry, threatened, and Seller has never:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment or any trustee, receiver or liquidator of all or any substantial part of its or his properties, the Land and Improvements, personal property or any portion thereof, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

(k) Seller is not a “foreign person” within the meaning Section 1445 of the IRC of 1986, as amended.

6.2 Seller’s Disclaimer.

Purchaser acknowledges and agrees that Seller, except as set forth in Section 6.1 above or in the transaction documents to be executed in connection herewith, has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether expressed or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property including, without limitation:

(a) Value, nature, quality or condition of the Property, including without limitation the water, soil and geology and status of any permits and governmental approval;

(b) Income to be derived from the Property;

(c) Suitability of the Property for any and all activities and uses which Purchaser may conduct thereon;

(d) Compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body;

(e) Habitability, merchantability, marketability, profitability or fitness for particular purpose of the Premises and Personal Property;

(f) Manner or quality of the construction or of the materials incorporated into the Premises and Personal Property; or

(g) Manner, quality, state of repair or lack of repair of the Premises and Personal Property.

6.3 “As Is” Sale.

Purchaser acknowledges that (i) its affiliate manages the Premises on behalf of Seller pursuant to that certain Property Management Agreement by and between YSI Management, LLC and Seller dated October 27, 2004 and (ii) its affiliate provides marketing and other services to the Premises on behalf of Seller pursuant to that certain Marketing and Ancillary Services Agreement by and between U-Store-It Mini Warehouse Co. and Seller dated October 27, 2004. Except for the representations in Section 6.1 or in the transaction documents to be executed in connection herewith, Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided by Seller but prepared by third party contractors with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of any such information. Purchaser agrees that Seller is not, and shall not be, liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, servant or any other person, excepting solely Seller, Seller’s employees, and agents. Except for the representations in Section 6.1 or in the transaction documents to be executed in connection herewith, Purchaser further acknowledges and agrees that the sale of the Property as provided for herein is made on a “AS IS” condition and basis with all faults. It is understood and agreed that the Purchase Price has been adjusted by prior negotiations to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

6.4 Survival.

All of the representations and warranties of Section 6.1 shall be repeated on the Closing Date as provided in Section 9.2 (g), herein, and shall survive Closing for a period of twelve (12) months after the Closing Date.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS BY PURCHASER

7.1. Purchaser’s Representations and Warranties.

Purchaser hereby represents, warrants, and covenants to Seller that the following are true and correct as of the Execution Date, and such representations and warranties shall be deemed to be remade as of the Closing Date:

(a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in the States in which the Premises are located, except where the failure to be so qualified should not have a material adverse effect on the Premises.

(b) Purchaser has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors’ rights generally.

(c) No consent, approval, permit or order of, nor filing with, any individual, partnership, corporation, trust or other entity, governing agency or political subdivision is required in connection with: (i) the execution, delivery, and performance by Purchaser of this Agreement or (ii) the consummation by Purchaser of the transactions contemplated hereby.

(d) To Purchaser’s knowledge, none of the execution, delivery and performance by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will be in conflict with, or constitute a default (or an event or condition which, with notice of lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation or imposition of any lien or encumbrance under, any agreement, note, mortgage or other instrument to which Purchaser is a party or which Purchaser may be bound or subject, or, to Purchaser’s knowledge, violate any court order or decree binding upon such party.

(e) Purchaser acknowledges that, by the end of the Inspection Period, Purchaser will have had sufficient opportunity to inspect the Property at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations, except as otherwise expressly set forth herein.

(f) Purchaser acknowledges that, by the end of the Inspection Period, Purchaser will have had sufficient opportunity to review the Leases, Service Contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume Seller’s obligations under the Leases, Assumed Service Contracts and otherwise with respect to the Property, except as otherwise expressly set forth herein.

(g) Purchaser has no knowledge of any violation by Purchaser of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(h) Purchaser is not an entity with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Purchaser or any party that has ownership in or control over Purchaser being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, statutes, executive orders or other governmental action, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

(i) No Bankruptcy, insolvency, rearrangement or similar action involving Purchaser, whether voluntary or involuntary, is pending or to Purchaser’s actual knowledge, without any inquiry, threatened, and Purchaser has never:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment or any trustee, receiver or liquidator of all or any substantial part of its or his real or personal properties, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

(j) There is no litigation or proceeding, judicial or administrative, pending, or to the knowledge of Purchaser, threatened, materially affecting the Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby.

ARTICLE VIII

SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING

8.1.

(a) Until Closing, Seller or Seller’s agent shall keep the Premises insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Premises.

(b) Until Closing, Seller shall use reasonable efforts to operate and maintain the Property substantially in accordance with Seller’s or Seller’s agent’s past practices with respect to the Property, normal wear and tear excepted.

(c) Until Closing, Seller shall enter into only those third-party contracts which are necessary to carry out its obligations under Section 8.1(b) and which shall be cancelable on thirty (30) days written notice, without expense to Purchaser. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within ten (10) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as an Assumed Service Contract approved by Purchaser under Section 13.17 hereof. Notwithstanding the foregoing, from and after the expiration of the Inspection Period, Seller shall not enter into any third-party contracts with respect to the Property (other than to effect the Settlement Agreement, the Termination Agreements and the “Ancillary Agreements” (as defined in the Settlement Agreement), without obtaining Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) As to any new lease or any amendment, modification, renewal or extension of a Lease, from and after the Execution Date, until Closing, Seller shall not (i) provide any below-market rental concessions that survive Closing except to the extent that at Closing Seller provides Purchaser with a credit for same; or (ii) impose on Purchaser new financial obligations which survive Closing other than normal maintenance and repair.

(e) Seller shall be permitted to replace items of Personal Property so long as the replacement item is of similar quality and utility.

(f) Seller shall notify its property manager to comply with all laws, ordinances, orders, regulations and requirements applicable to the Property.

ARTICLE IX

CLOSING

9.1. Closing.

The consummation of the transaction contemplated by this Agreement (the “Closing”) shall be an escrow closing held in the Cleveland, Ohio office of the Title Company (the “Escrow Agent”), located at 1360 East Ninth Street, Suite 500, Cleveland, Ohio 44114, Telephone (216) 696-1275, at 11:00 a.m., on the later of (a) fifteen (15) days after the end of the Inspection Period or (b) any later date of Closing agreed in writing by the Purchaser and Seller (the “Closing Date”).

9.2 Seller’s Obligations at Closing.

At Closing, Seller shall deliver to Escrow Agent the following items:

(a) Deeds executed by Seller conveying the Premises to Purchaser, free and clear of all encumbrances except: zoning and/or restrictions and prohibitions imposed by governmental authority; the Permitted Exceptions; rights of tenants/occupants in possession; and real estate taxes and assessments which are a lien but not yet due and payable, substantially in the form attached hereto as Exhibit “D”;

(b) a standard Owner’s Affidavit sufficient to permit the Title Company to remove the standard exceptions from the title policy, regarding “gap” and mechanics liens;

(c) a Non-Foreign Affidavit stating that Seller is not a foreign entity or person for purposes of the Internal Revenue Code (the “Code”);

(d) the Leases and Tenant Deposits, except to the extent in the possession of Purchaser or any of Purchaser’s affiliates;

(e) keys to the Premises, except to the extent in the possession of Purchaser or any of Purchaser’s affiliates;

(f) such other documents or instruments as the Title Company may reasonably request in order to effectuate the transaction contemplated by this Agreement;

(g) a certificate, duly executed by Seller certifying that, to Seller’s actual knowledge, without any due diligence or investigation on Seller’s part, each and every warranty and representation made by Seller in this Agreement is true and correct, in all material respects, as of Closing, as if made by Seller at such time, except as shall have been disclosed to and waived by Purchaser in writing;

(h) only to the extent obligated to provide the same pursuant to Section 13.18, such other documents or instrument as necessary to effectuate a like-kind exchange of property under Section 1031 of the Internal Revenue Code; and

(i) certified resolutions approving the sale of the Property and authorizing the necessary parties to execute and deliver any and all closing documents to effectuate the closing of the sale transaction for and on behalf of the Seller.

9.3 Purchaser’s Obligations at Closing.

At Closing, Purchaser shall deliver to Escrow Agent the following:

(a) the Purchase Price in accordance with the provisions of Article II;

(b) such authority documents (or portions thereof) required by the Title Company to issue a title policy to Purchaser to insure the Premises at Closing;

(c) a certificate, duly executed by Purchaser, certifying that each and every warranty and representation made by Purchaser in this Agreement is true and correct, in all material respects, as of Closing, as if made by Purchaser at such time, except as shall have been disclosed to and waived by Seller in writing;

(d) marked title commitments insuring Purchaser’s interest as owner of the Premises subject only to the Permitted Exceptions in the amount of the Purchase Price;

(e) only to the extent obligated to provide the same pursuant to Section 13.18, such other documents or instrument as necessary to effectuate a like-kind exchange of property under Section 1031 of the Internal Revenue Code;

(f) such other documents or instruments as the Title Company may reasonably request in order to effectuate the transaction contemplated by this Agreement; and

(g) certified resolutions approving the purchase of the Property and authorizing the necessary parties to execute and deliver any and all closing documents to effectuate the closing of the sale transaction for and on behalf of the Purchaser.

9.4 Mutual Deliveries at Closing.

Purchaser and Seller shall deliver or cause to be delivered to the Escrow Agent the following at Closing:

(a) Executed counterparts of the Termination Agreements;

(b) Executed counterparts of the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit “E”, conveying to Purchaser the Personal Property “as-is” and assigning to Purchaser the Leases, the Tenant Deposits and the Assumed Service Contracts; and

(c) Closing Statement reflecting agreed adjustments made at Closing.

(d) Purchaser shall prepare letters to each tenant under the Leases, in the form attached hereto as Exhibit “F” informing them of the sale of the Property to Purchaser, to be sent to each tenant at Purchaser’s direction following Closing. If Purchaser desires to utilize a different form letter, Purchaser and Seller shall cooperate in good faith during the Inspection Period to agree upon an alternate form letter suitable to Purchaser and Seller.

ARTICLE X

CLOSING COSTS, PRORATIONS OF RENTS, TAXES AND MISCELLANEOUS EXPENSES

10.1. Closing Costs.

At Closing, Purchaser and Seller shall each pay their own attorney’s fees.

Seller also shall pay (i) recording fees, escrow fees and other closing costs in regard to each parcel of the Premises, to the extent custom and practice in the locality of such parcel typically apportions such closing costs to a seller, except costs otherwise allocated herein, and; (ii) the payoff and release of any Mandatory Removal Liens which are not Permitted Exceptions.

Purchaser also shall pay (i) recording fees, escrow fees and other closing costs in regard to each parcel of the Premises, to the extent custom and practice in the locality of such parcel typically apportions the same to a purchaser, except costs otherwise allocated herein, (ii) transfer taxes or other transfer or recording taxes arising in connection with the sale of the Property, (iii) costs of any title insurance elected by Purchaser; and (iv) other costs specifically allocated herein to Purchaser (e.g. surveys and Investigation costs).

10.2 Real and Personal Property Taxes.

Real estate taxes and assessments on the Premises and any personal property taxes on the Personal Property for the year of Closing shall be prorated as of the Closing Date. Seller shall be responsible for all real estate and personal property taxes and assessments for the period ending on the day immediately preceding the Closing Date and Purchaser shall be responsible for all such taxes and assessments from and after the Closing Date. If the tax or assessments bill for the year of Closing has not been issued prior to Closing, such taxes or assessments shall be prorated based upon the tax or assessment bill issued for the previous year, with known changes, if any; provided, however, that Seller and Purchaser shall reprorate real estate taxes and assessments based upon the maximum available discount amount, if any, when the actual amount becomes known. Seller shall provide written notice to Purchaser if Seller elects to challenge any tax assessments.

10.3 Service Contracts; Expenses.

Costs of the Assumed Service Contracts and actual bills and expenses of the Property, (except for Real and Personal Property Taxes, which shall be paid and prorated pursuant to Section 10.2 herein) shall be paid and prorated as provided in the Property Management Termination Agreement between Seller and Purchaser’s affiliate, dated concurrently herewith.

10.4 Rental Payments and Other Income.

All rents, charges, fees or income of the Property (except for Security Deposits, which shall be governed by Section 10.5 herein) shall be collected, prorated and paid as provided in the Property Management Termination Agreement between Seller and Purchaser’s affiliate, dated concurrently herewith.

10.5 Security Deposits.

All Tenant Deposits paid by tenants under the Leases and prepaid rents paid by such tenants that are to be applied to the last month’s rent under the Leases, together with any interest thereon, if any, shall be assigned and transferred to Purchaser at Closing. Purchaser shall assume all obligations of Seller with respect to any such Tenant Deposits and prepaid rents and shall indemnify Seller against any loss, claim or action arising solely from Purchaser’s failure to account for and properly apply any such Tenant Deposits and prepaid rents.

10.6	Post-Closing Adjustment.

Within sixty (60) days after Closing the parties shall conduct a post-closing reconciliation of those items required to be paid and prorated in the Property Management Termination Agreement, in accordance with any procedures established in the Property Management Termination Agreement.

ARTICLE XI

RISK OF LOSS

11.1. Casualty.

Seller assumes all risk and liability, damage to or injury occurring to the Premises and/or Personal Property by fire, storm, accident or any other casualty or cause until the Closing has been consummated. If the Premises and/or Personal Property or any part thereof, suffers any damages prior to the Closing from fire or other casualty, Seller shall promptly notify Purchaser of such damage. If such damages are not material, the Closing shall continue as scheduled and Seller shall assign to Purchaser the insurance proceeds (or Seller’s right to the insurance proceeds) up to the amount of the loss and the Purchase Price shall be reduced by the amount of any deductible and co-insurance. If such damages are material, then Purchaser shall have the option to: (a) terminate this Agreement by providing written notice thereof to Seller within twenty (20) days after receipt of notice of said, in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving termination or Closing; or (b) elect to proceed to Closing without Seller repairing such damages, consummate the Closing, in which event the proceeds of any insurance covering such damages shall be assigned to Purchaser at Closing and the Purchase Price shall be reduced by the amount of any deductible and co-insurance. For purposes hereof, “material” shall be deemed to mean damages as to all parcels in the aggregate which will cost more than $4.2 million to replace and/or repair.

11.2 Condemnation.

If, prior to Closing, any action(s) are initiated to take a material part of the Premises by eminent domain proceedings or by deed in lieu under threat thereof, then either Seller or Purchaser may either (a) terminate this Agreement by providing written notice thereof to Seller within twenty (20) days after receipt of notice of said, in which event the parties shall have no further rights or obligations hereunder except those matters specifically surviving termination or Closing, or (b) consummate the Closing in which latter event the award(s) of the condemning authority or authorities not exceeding the Purchase Price shall be assigned to Purchaser at the Closing. For purposes hereof, a “material part” shall be deemed to mean taking(s) of the value of which is greater than $4.2 million as to all parcels in the aggregate.

ARTICLE XII

DEFAULT

12.1. Default by Seller.

If Seller is in material default or materially breaches the terms or provisions of this Agreement, then Purchaser shall give Seller written notice specifying the nature of the default. Seller shall have five (5) business days after receipt of Purchaser’s notice of default within which to cure the specified default. If Seller does not cure such default within said five (5) business day period, or if such default is not waived in writing by Purchaser, then Purchaser, at its option, may (a) within five (5) days of Seller’s default file suit against Seller seeking to enforce specific performance of this Agreement, as its sole and exclusive remedy and relief, (b) terminate this agreement; or (c) waive such default by Seller and close the purchase, notwithstanding such default by Seller. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages. Notwithstanding the foregoing, Purchaser’s rights and remedies for any breach by Seller under Section 6.1 shall be governed by Section 12.3.

12.2 Default by Purchaser.

If Purchaser is in material default or materially breaches the terms or provisions of this Agreement, then Seller shall give Purchaser written notice specifying the nature of the default. Purchaser shall have five (5) business days after receipt of Seller’s notice of default within which to cure the specified default. If Purchaser does not cure such default within said five (5) business day period, or if such default is not waived in writing by Seller, then Seller may, within five (5) days of Purchaser’s default, be entitled to (a) terminate this agreement; (b) pursue an action for damages, without terminating this Agreement; or (c) pursue an action for specific performance.

12.3 Survival and Limitation of Representations and Warranties; Seller’s Knowledge; Indemnification.

The representations and warranties set forth in this Agreement and in the transaction documents executed in connection herewith are made as of the date of this Agreement and are remade as of the Closing Date (as provided in Section 9.2 (g), herein) and shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within twelve (12) months of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. Recovery of actual damages is Purchaser’s sole and exclusive remedy for any such breach, provided that Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser or its agents prior to Closing. This Section 12.3 shall remain in full force and effect for twelve (12) months after the Closing.

Notwithstanding the above, prior to making any claim against Seller for any matter or issue or warranty or representation concerning title, Purchaser shall be required to (a) submit any such claim to the Title Company to the extent such claims are insured against under any title insurance maintained by Purchaser as provided by Section 5.1 of this Agreement; and (b) await the Title Company’s resolution or non-resolution of any such claims provided, however, if the claim against the Title Company has not been resolved prior to the expiration of the Survival Period, Purchaser may give notice to Seller of any claim it may have against the Seller but shall take no further action on such claim against the Seller until such time as the claim against the Title Company has been resolved.

12.4 Termination of Agreement.

If Purchaser does not close the transaction contemplated herein, Purchaser shall return all documents delivered to Purchaser by Seller. The provision of this Section 12.4 shall survive termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1. Notices.

All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed received (a) when personally delivered to the party to receive such notice, (b) whether actually received or not, one (1) business day after deposit with a commercial express delivery service, with delivery costs prepaid, addressed as follows, or (c) when received by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the notice is not effective unless a duplicate copy of the facsimile notice is promptly given by one of the other methods permitted under this paragraph):

If to Seller:	Rising Tide Development, 6755 Engle Road, Suite A Middleburg Heights, Ohio 44130 Attention: Robert J. Amsdell Telephone: 440-891-4100 Facsimile: 440-891-4200

With a copy to:	Kohrman Jackson & Krantz, PLL One Cleveland Center, 20th Floor 1375 East Ninth Street Cleveland, Ohio 44114 Attention: Marc C. Krantz, Esq. Telephone: 216-736-7204 Facsimile: 216-621-6536

If to Purchaser:	U-Store-It Trust General Counsel 50 Public Square, Suite 2800 Cleveland, Ohio 44113 Phone: (216) 274.1340 Fax: (216) 274.1360

With a copy to:	U-Store-It Trust 460 East Swedesford Wayne, PA 19087 Attn: Chief Financial Officer Phone: (610) 293.5700 Fax: (610) 293.5720

13.2 Broker.

Each party represents to the other party that neither it nor any of its agents, members, affiliates, shareholders or partners have dealt with any person or entity that might have a claim for sales or brokerage commission or finder’s fee with respect to the transaction contemplated by this Agreement. The parties hereto agree that each party will indemnify, hold harmless and defend the other from and against any claim for any such commission or fee by any broker or similar person or entity claiming to have acted through the defaulting party or its agents, affiliates, shareholders, or partners. The provisions of this Section 13.2 shall survive Closing for twelve (12) months.

13.3 Dispute Resolution.

In the event that a dispute arises between (x) Purchaser and (y) Seller and/or the Amsdells regarding the interpretation or performance of any provision of this Agreement (except to the extent otherwise provided in any of the Termination Agreements or the Settlement Agreement), no action shall be brought in any court unless the parties have first participated in the following procedure of alternative dispute resolution, the reasonable cost thereof (“ADR Costs”) to be borne equally by the parties. Attorneys’ fees as well as any experts’ fees, reproduction expenses, travel expenses and other like expenses, however, shall not be considered ADR Costs.

(a) Negotiation. The parties shall enter into negotiation to settle the dispute, within seven (7) days after one party notifies the other of the nature of such dispute and David LaRue shall act as a negotiator on behalf of Purchaser and Robert Amsdell on behalf of Seller and the Amsdells.

(b) Mediation. If David LaRue and Seller and/or the Amsdells are unable to reach agreement on any disputed item, within seven (7) days thereafter, then the parties shall enter into mediation to resolve the dispute, and a committee consisting of the independent members of the Board of Trustees of Purchaser’s general partner, with William Diefenderfer chairing such committee, shall conduct such mediation pursuant to the Commercial Mediation Rules of the American Arbitration Association. The outcome of such mediation by the Board shall be binding on the parties only to the extent as they may then agree.

13.4. No Third Party Beneficiaries, No Assumption of Liabilities.

Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Agreement, the Settlement Agreement, any of the Termination Agreements, or any of the Ancillary Agreements: Purchaser shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (a) liabilities or obligations of Seller to its creditors, shareholders or owners, (b) liabilities or obligations of Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of Seller for any federal, state, county or local taxes, or (d) any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Purchaser. Except as otherwise provided in this Agreement, the Settlement Agreement, any of the Termination Agreements, or any of the Ancillary Agreements: Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Property or any business conducted on the Property prior to the closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising therefrom.

13.5. Entire Agreement.

This Agreement and the Exhibits hereto and the Termination Agreements and the Settlement Agreement embody the entire agreement between the parties relative to the subject matter, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter, which are not expressly set forth herein or therein.

13.6 Amendment.

This Agreement may be amended only by a written instrument executed by the Purchaser and Seller.

13.7 Headings.

The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

13.8 Time of the Essence.

Time is of the essence of this Agreement. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the State of Ohio, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

13.9 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio and the laws of the United States.

13.10 Successors and Assigns.

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective successors and assigns. Except for an assignment to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more principals of Purchaser, in which event, the consent of Seller shall not be required provided Purchaser promptly notifies Seller of such assignment, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (a) notify Seller in writing of the proposed assignment; (b) provide Seller with the name and address of the proposed assignee; (c) provide Seller with financial information including financial statements of the proposed assignee; and (d) provide Seller with a copy of the proposed assignment.

13.11 Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

13.12 Attorneys’ Fees.

In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as herein provided, reasonable attorneys’, paralegals’, or expert witnesses’ fees and costs incurred in such suit at trial or on appeal or in connection with any bankruptcy or similar proceedings.

13.13 Multiple Counterparts and Facsimile Transmission.

This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Facsimile copies of signatures on this Agreement shall be deemed to be originals.

13.14 Non-Merger.

Any provision hereof which by its terms would be performed after Closing shall survive the Closing, and shall not merge in the Closing or in the Deed, for a period of twelve (12) months following the Closing Date, except as specifically provided to the contrary herein.

13.15 No Recording.

Neither party shall record this Agreement or a short form notice or memorandum of this Agreement in any public records or in any other place of recording and any such recording shall constitute a default by the recording party under this Agreement.

13.16 [Reserved].

13.17 Purchaser’s Assumption of Service Contracts.

Prior to the expiration of the Inspection Period, Purchaser shall provide to Seller a list of those Service Contracts which Purchaser elects to assume, if permitted pursuant to the particular Service Contract (the “Assumed Service Contracts”). If Purchaser fails to notify Seller of which Service Contracts it desires to assume, Purchaser will be deemed to have agreed to assume all Service Contracts as permitted pursuant to the terms of such Service Contracts. All Service Contracts Purchaser elects not to assume shall be terminated by Seller on or before Closing; provided, however, that Seller shall be responsible for any termination fees incurred with the termination of those Service Contracts which are not to be assumed.

13.18 Section 1031 Exchange.

Either party may consummate the purchase or sale (as applicable) of the Property as part of a like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

13.19 Limitation of Liability.

Purchaser hereby acknowledges and agrees that in no event shall any partner or member or officer of Seller or any partner or member or officer of any member of Seller (or any of such member’s members or officers or partners) ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller for satisfaction of any claim, loss or damage, except and unless Seller is hereinafter dissolved prior to the expiration of the period (the “Survival Period”) commencing on the Closing Date and ending on the date which is twelve (12) months following the Closing Date. In consideration of such acknowledgement and agreement of Purchaser, Seller hereby agrees that Seller shall remain in existence through the Survival Period, and will maintain tangible net worth as determined by Seller in its reasonable judgment, in an amount of at least $9.25 million. Seller shall provide to Purchaser during the Survival Period on a quarterly basis a letter from a reputable financial institution or an accounting firm indicating that Seller has, at quarter end, maintained such net worth. Seller hereby acknowledges and agrees that in no event shall any partner or member of Purchaser ever be liable to Seller as a result of a breach of this Agreement, and Seller agrees to look solely to Purchaser for satisfaction of any claim.

13.20. Record Retention.

From the Closing Date until the third (3rd) anniversary of the date Seller’s 2007 tax returns for the Property following the Closing Date are due and filed, Purchaser agrees to furnish to Seller, upon request, as promptly as practicable, and at Seller’s expense, such information (including access to books, records, computer files and personnel) and assistance relating to Purchaser as is reasonably necessary for the filing of any return, amended return or other report required to be filed by Seller for the preparation for any audit or for the prosecution or defense of any action or proceeding with respect to all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated. After such third anniversary, Purchaser agrees not to destroy or dispose of any such books, records or computer files without providing Seller with reasonable notice and opportunity to take possession of all or part thereof, at Seller’s expense.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the Execution Date.

SELLER:

RISING TIDE DEVELOPMENT, LLC, a Delaware limited liability company

By: Mizzen, LLC, its Sole Member

By: Amsdell Holdings X, Inc., its Manager

Date Executed: August 6, 2007	By:	/s/ Robert J. Amsdell
Robert J. Amsdell, President

PURCHASER:

U-STORE-IT, L.P., a Delaware limited partnership

By: U-Store-It Trust, its General Partner

Date Executed: August 6, 2007	By:	/s/ Dean Jernigan
Dean Jernigan, President and Chief Executive Officer

U-Store-It Trust, a Maryland real estate investment trust, hereby unconditionally and absolutely guarantees all payment obligations of Purchaser under this Agreement.

U- Store-It Trust

By:	/s/ Dean Jernigan
Its:	President and Chief Executive Officer